EXHIBIT 7




                                   CSW CREDIT, INC.
                                 AFFILIATED COMPANIES
                               FACTORING EXPENSE SAVINGS
                         THREE MONTHS ENDED DECEMBER 31, 1996
                                      (thousands)


                            20%               5%
                           EQUITY           EQUITY          SAVINGS
                          ---------        ---------        --------

CPL                         $2,719           $2,038            $681
PSO                          1,792            1,369             423
SWEPCO                       2,155            1,500             655
WTU                            698              527             171
                          ---------        ---------        --------

TOTAL                       $7,364           $5,434          $1,930
                          =========        =========        ========